Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 15, 2013, is by and among ARRIS Group, Inc., a Delaware corporation (“Arris”), Arris Enterprises I, Inc., a Delaware corporation and a wholly owned subsidiary of Arris (“Holdco”), and Arris Enterprises II, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco (“Merger Sub”).

RECITALS

WHEREAS, Arris, Holdco and Merger Sub along with General Instrument Holdings, Inc., a Delaware corporation, and Motorola Mobility LLC, a Delaware limited liability company, have entered into that certain Acquisition Agreement (as it may be amended from time to time, the “Acquisition Agreement”), dated as of December 19, 2012;

WHEREAS, the purpose of this Agreement, and the transactions contemplated by this Agreement, is to create a new holding company structure as agreed to by the parties hereto in the Acquisition Agreement, and Holdco and Merger Sub have been formed for the purpose of effecting this new holding company structure;

WHEREAS, the respective Boards of Directors of Arris, Holdco and Merger Sub have each approved and adopted this Agreement and the transactions contemplated by this Agreement, in each case after making a determination that this Agreement and such transactions are advisable and in the best interests of such company and its stockholders;

WHEREAS, at the Effective Time (as defined herein), pursuant to the transactions contemplated by this Agreement and on the terms and subject to the conditions set forth herein, Merger Sub will merge with Arris in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), whereupon the separate existence of Merger Sub shall cease and Arris shall be the surviving corporation; and

WHEREAS, for U.S. federal income tax purposes, it is the intention of the parties hereto that the Merger and the Seller Contribution (as such term is defined in the Acquisition Agreement), taken together, shall qualify as an “exchange” governed by the provisions of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the premises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

MERGER

Section 1.1 Merger. Subject to the terms and conditions of this Agreement and in accordance with Section 251(g) of the DGCL, Merger Sub shall be merged with Arris at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and Arris shall continue as the surviving corporation (the “Surviving Corporation”), becoming a direct wholly owned subsidiary of Holdco.

Section 1.2 Effective Time.

(a) Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth under Section 4.1, Arris shall duly execute and file a Certificate of Merger (the “Certificate of Merger”) substantially in the form set forth as Exhibit A hereto with the Delaware Secretary of State pursuant to Section 251(g) of the DGCL. The Merger shall become effective as provided in the Certificate of Merger and in accordance with the DGCL (the “Effective Time”).

(b) The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) right and title to all assets (including real estate and other property) owned by, and every contract right possessed by, Arris and Merger Sub shall vest in the Surviving Corporation, and (ii) all liabilities of Arris and Merger Sub shall become the liabilities of the Surviving Corporation.

Section 1.3 Organizational Documents.

(a) Holdco. In accordance with Section 251(g) of the DGCL, Holdco agrees to file (and Arris as the sole stockholder of Holdco agrees to approve the filing of) an amended and restated Certificate of Incorporation of Holdco (the “Holdco A&R Certificate of Incorporation”) with the Secretary of State of the State of Delaware prior to the Effective Time to be effective prior to and as of the Effective Time (without, for the avoidance of doubt, giving effect to any of the amendments contemplated by Section 1.3(b) of this Agreement) containing provisions identical to those in the Amended and Restated Certificate of Incorporation, as amended, of Arris immediately prior to the Effective Time (the “Arris A&R Certificate of Incorporation”), except as otherwise permitted by Section 251(g) of the DGCL. Holdco acknowledges that it has adopted Bylaws containing provisions identical to those in the Bylaws of Arris in effect immediately prior to the Effective Time. Immediately following the Effective Time, Holdco agrees to file a certificate of amendment to the Holdco A&R Certificate of Incorporation to change the name of Holdco to “ARRIS Group, Inc.”

(b) Arris.

(i) At the Effective Time, the Arris A&R Certificate of Incorporation in effect immediately prior to the Effective Time shall be and remain the Certificate of Incorporation of the Surviving Corporation, until otherwise thereafter amended as provided therein or by the DGCL, except for the following amendments thereto:

(A) Article FIRST shall be amended in its entirety to read as follows: “FIRST: The name of the corporation (hereinafter called the “corporation”) is ARRIS Enterprises, Inc.”

(B) Article FOURTH of the Certificate of Incorporation shall be amended in its entirety to read as follows:

“FOURTH: The number of shares the corporation is authorized to issue is One Thousand (1,000) shares of capital stock, par value $0.001, all of which shall be designated “Common Stock.” Shares of Common Stock shall have identical power, preferences, qualifications, limitations and other rights.”

(C) A new Article NINTH shall be added thereto as follows:

“NINTH: Any act or transaction by or involving the corporation, other than the election or removal of members of its board of directors, that requires for its adoption under the General Corporation Law of the State of Delaware or its certificate of incorporation the approval of the stockholders of the corporation shall, pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of Arris Enterprises I, Inc. a Delaware corporation (or any successor by merger), by the same vote as is required by the General Corporation Law of the State of Delaware and/or by the certificate of incorporation of the corporation.”

(ii) At the Effective Time, the Bylaws of Arris in effect immediately prior to the Effective Time shall be and remain the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by the DGCL.

Section 1.4 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and officers of the Surviving Corporation shall be the directors and officers of Merger Sub immediately prior to the Effective Time, each to hold office as provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 1.5 Directors and Officers of Holdco. From and after the Effective Time, the directors and officers of Holdco shall be the directors and officers of Arris immediately prior to the Effective Time, each to hold office as provided in the Certificate of Incorporation and Bylaws of Holdco, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE 2

CONVERSION OF SECURITIES; STOCK CERTIFICATES

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Arris, Holdco, Merger Sub or any holder of shares of Arris capital stock, Holdco capital stock or the common stock, par value $0.001 per share, of Merger Sub (“Merger Sub Common Stock”):

(a) Each share (or fraction of share, as applicable) of (i) common stock, par value $0.01 per share, of Arris ( the “Arris Common Stock”) or (ii) preferred stock, par value $1.00 per share, of Arris (the “Arris Preferred Stock” and, together with the Arris Common Stock, the “Arris Stock”), outstanding immediately prior to the Effective Time shall be converted into one (or equal fraction of one, as applicable) fully paid and nonassessable share of common stock, par value $.01 per share, or preferred stock, par value $1.00 per share, as applicable, of Holdco (the “Holdco Stock”) having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the corresponding share (or fraction of a share) of Arris Stock being converted in the Merger. Subject to Section 2.4 below, each right to acquire Arris Stock outstanding immediately prior to the Effective Time shall be converted into a right to acquire Holdco Stock on the same terms and conditions as the right to acquire Arris Stock being converted in the Merger;

(b) Each share of Holdco Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor; and

(c) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall automatically convert into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 2.2 Stock Certificates. Subject to Section 2.1, from and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of Arris Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of Holdco Stock into which the shares of Arris Stock formerly represented by such certificates have been converted as provided in this Agreement with identical designations, rights, powers and preferences, and qualifications, limitations and restrictions. The registered owner on the books and records of Holdco or its transfer agent of any outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Holdco or its transfer agent, be entitled to exercise any voting and other rights with respect to the shares of Holdco Stock evidenced by such outstanding certificates which prior to the Merger represented shares of Arris Stock.

Section 2.3 Tax Characterization. Each party hereto shall use its reasonable best efforts to cause the Merger and the Seller Contribution (as such term is defined in the Acquisition Agreement), taken together, to qualify as an “exchange” governed by Section 351 of the Code, and shall not take any actions reasonably likely to cause the exchanges not to so qualify, or cause any such actions to be taken.

Section 2.4 Equity Awards; ESPP; Convertible Notes.

(a) Each option to purchase or right to acquire or vest in Arris Common Stock (each an “Arris Equity Award”) issued under the Arris Equity Compensation Plans, as defined below, or granted by Arris outside of the Arris Equity Compensation Plans that is outstanding immediately prior to the Effective Time shall, as of such time, be assumed by Holdco in such a manner that it is converted into an option to purchase or right to acquire or vest in, on otherwise the same terms and conditions as were applicable under the respective Arris Equity Award (as modified by this Section 2.4), that number of shares of Holdco Common Stock equal to the number of shares of Arris Common Stock subject to such Arris Equity Award at, for stock options, an exercise price per share equal to the exercise price per share for such Arris Common Stock immediately prior to the Effective Time. For purposes of this Agreement, “Arris Equity Compensation Plans” shall mean, collectively, the Broadband Parent Corporation 2001 Stock Incentive Plan; the ANTEC Corporation 2000 Stock Incentive Plan; the ANTEC Corporation 2000 Mid-Level Stock Option Plan; the ANTEC Corporation 1997 Stock Incentive Plan; the ANTEC Corporation Amended and Restated Employee Stock Incentive Plan (1993); the ANTEC Corporation Directors Stock Option Plan (1993); the TSX Corporation 1996 Second Amended and Restated Long-Term Incentive Compensation Plan; the TSX Corporation 1993 Amended and Restated Directors Stock Option Plan; the TSX Corporation 1994 W.H. Lambert Stock Option Agreement; the ARRIS Group, Inc. 2004 Stock Incentive Plan; the ARRIS Group, Inc. 2007 Stock Incentive Plan; the C-COR Amended and Restated Incentive Plan; the ARRIS Group, Inc. 2008 Stock Incentive Plan; the ARRIS Group, Inc. 2011 Stock Incentive Plan; and the Big Band Networks, Inc. 2007 Equity Incentive Plan.

(b) From and after the Effective Time, each participant eligible to purchase a share of Arris Common Stock under the ARRIS Group, Inc. Employee Stock Option Purchase Plan (an “ESPP”) shall be eligible to purchase one share of Holdco Common Stock, on otherwise the same terms and conditions as were applicable, under the ESPP immediately prior to the Effective Time.

(c) From and after the Effective Time, Arris’ outstanding 2.00% Convertible Senior Notes due 2026 (the “Convertible Notes”) will be convertible into shares of Holdco Common Stock, subject to the terms of the Indenture, dated as of November 13, 2006 (the “Indenture”), between Arris and The Bank of New York Mellon Trust Company, N.A., as successor to the Bank of New York Trust Company, N.A. (the “Trustee”), as amended or supplemented from time to time.

ARTICLE 3

ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER

Section 3.1 Indebtedness of Arris. As of the date of this Agreement, Arris is a party to the Indenture related to the Convertible Notes. As of the Effective Time, Holdco and Arris shall, with respect to such Indenture, together with the Trustee execute, acknowledge and deliver a supplemental indenture, as provided in the Indenture.

Section 3.2 Assumption of Registered Stock Plans. Holdco and Arris hereby agree that they will, at the Effective Time, execute, acknowledge and deliver an assumption agreement pursuant to which Holdco will, from and after the Effective Time, assume and agree to perform (i) all obligations of Arris pursuant to Arris Equity Awards issued under the Arris Equity Compensation Plans and purchase rights under the ESPP (the “Registered Stock Plans”) and (ii) all obligations of Arris pursuant to Arris Equity Awards granted by Arris outside of the Arris Equity Compensation Plans.

Section 3.3 Post-Effective Amendments. It is the intent of the parties that Holdco, as of the Effective Time, be deemed a “successor issuer” for purposes of continuing offerings of Arris under the Securities Act of 1933, as amended (the “Securities Act”). As soon as practicable following the Merger, Holdco will file post-effective amendments to Arris’ currently effective registration statements, adopting such statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended, and setting forth any additional information necessary to reflect any material changes made in connection with, or resulting from, the succession or necessary to keep the registration statements from being misleading.

Section 3.4 Reservation of Shares. On or prior to the Effective Time, Holdco will reserve sufficient shares of Holdco Common Stock to provide for the issuance of Holdco Common Stock to satisfy Holdco’s obligations under this Agreement.

ARTICLE 4

CONDITIONS TO MERGER

Section 4.1 Conditions Precedent. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of each of the conditions contained in Section 9.02 of the Acquisition Agreement (other than those conditions that by their nature are to be satisfied by actions taken at the Closing (as defined in the Acquisition Agreement)).

ARTICLE 5

TERMINATION AND AMENDMENT

Section 5.1 Termination. This Agreement may be terminated or the completion of the transactions contemplated herein, including without limitation the Merger, may be deferred at any time prior to the Effective Time by action of the Board of Directors of Arris, Holdco or Merger Sub. In the event of such termination, this Agreement shall become null and void and have no effect, without any liability or obligation on the part of Arris, Holdco or Merger Sub by reason of this Agreement.

Section 5.2 Amendment. This Agreement may be amended, modified or supplemented at any time by an instrument in writing signed on behalf of each of the parties.

ARTICLE 6

GENERAL PROVISIONS

Section 6.1 Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware.

Section 6.2 Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 6.3 Further Assurances. From time to time, and when required by Holdco, Arris shall execute and deliver, or cause to be executed and delivered, such deeds and other instruments, and Arris shall take or cause to be taken such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Arris and otherwise to carry out the purposes of this Agreement, and the officers and directors of Arris and Holdco are authorized fully in the name and on behalf of Arris or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

Section 6.4 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means (including portable document format) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 6.5 Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

ARRIS GROUP, INC.,
a Delaware corporation

By:	/s/ David Potts
Name: David Potts
Title: CFO

ARRIS ENTERPRISES I, INC., a Delaware corporation

By:	/s/ Lawrence Margolis
Name: Lawrence Margolis
Title: Executive Vice President, Secretary

ARRIS ENTERPRISES II, INC., a Delaware corporation

By:	/s/ Lawrence Margolis
Name: Lawrence Margolis
Title: Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Certificate of Merger

CERTIFICATE OF MERGER

of

ARRIS ENTERPRISES II, INC.

(a Delaware corporation)

with

ARRIS GROUP, INC.

(a Delaware corporation)

April 15, 2013

In accordance with Section 251(g) of the Delaware General Corporation Law (the “DGCL”), the undersigned does hereby certify that:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

Name	State of Incorporation
ARRIS Group, Inc. (“Parent”)	Delaware
Arris Enterprises II, Inc. (“Subsidiary”)	Delaware

SECOND: Subsidiary is an indirect, wholly-owned subsidiary of Parent.

THIRD: Parent will be the surviving corporation in the merger.

FOURTH: The name of the surviving corporation will be “ARRIS Group, Inc.” which will be a Delaware corporation (the “Surviving Corporation”).

FIFTH: On April 15, 2013, an Agreement and Plan of Merger (the “Agreement”) by and among the parties to the merger and Arris Enterprises I, Inc. a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Holdco”) was duly approved, adopted, certified, executed and acknowledged by each of the constituent corporations and Holdco in accordance with the requirements of Section 251(g) of the DGCL.

SIXTH: The Certificate of Incorporation of Parent shall be the Certificate of Incorporation of the Surviving Corporation; provided, however, that from and after the effective time of the merger:

1.	Article FIRST of the Certificate of Incorporation shall be amended in its entirety to read as follows:

a)	“FIRST: The name of the corporation (hereinafter called the “corporation”) is ARRIS Enterprises, Inc.”

2.	Article FOURTH of the Certificate of Incorporation shall be amended in its entirety to read as follows:

a)	“FOURTH: The number of shares the corporation is authorized to issue is One Thousand (1,000) shares of capital stock, par value $0.001, all of which shall be designated “Common Stock.” Shares of Common Stock shall have identical power, preferences, qualifications, limitations and other rights.”

3.	A new Article NINTH shall be added thereto as follows:

a)	“NINTH: Any act or transaction by or involving the corporation, other than the election or removal of members of its board of directors, that requires for its adoption under the General Corporation Law of the State of Delaware or this certificate of incorporation the approval of the stockholders of the corporation shall, pursuant to Section 251(g) of the General Corporation Law of the State of Delaware , require, in addition, the approval of the stockholders of Arris Enterprises I, Inc. a Delaware corporation (or any successor by merger), by the same vote as is required by the General Corporation Law of the State of Delaware and/or by this certificate of incorporation.”

SEVENTH: The executed Agreement is on file at the principal place of business of the Surviving Corporation, the address of which is 3871 Lakefield Drive #300, Suwanee, GA 30024.

EIGHTH: A copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any of the constituent corporations.

NINTH: The Merger shall become effective as of 12:01 a.m. on April 16, 2013.

*     *     *

IN WITNESS WHEREOF, the undersigned, as the Surviving Corporation, has caused this Certificate of Merger to be executed by its duly authorized officer as of the date first written above.

ARRIS GROUP, INC.

By:
Name:
Title:

[Signature Page to Certificate of Merger]